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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                     TWEETER HOME ENTERTAINMENT GROUP, INC.

         Tweeter Home Entertainment Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation is Tweeter Home Entertainment Group, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 14, 1998 (the "Original Certificate of Incorporation"). The Original Certificate of Incorporation was amended and restated on June 5, 1998 (the "First Amended and Restated Certificate of Incorporation").

         2. This Amended and Restated Certificate of Incorporation (the "Certificate"), which amends, restates and integrates the provisions of the First Amended and Restated Certificate of Incorporation, was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the "DGCL"), and was duly adopted by the written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the DGCL.

         3. The text of the First Amended and Restated Certificate of Incorporation, as amended to date, is hereby amended and restated in its entirety to provide as herein set forth in full.


                                    ARTICLE I

                                      NAME

      The name of the corporation is Tweeter Home Entertainment Group, Inc.


                                   ARTICLE II

                                REGISTERED OFFICE

         The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.


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                                   ARTICLE III

                                    PURPOSES

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.


                                   ARTICLE IV

                                  CAPITAL STOCK

A. AUTHORIZED CAPITAL. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of stock which the Corporation shall have authority to issue is Forty Million (40,000,000) shares, consisting of Thirty Million (30,000,000) shares of Common Stock, $.01 par value, and Ten Million (10,000,000) shares of Preferred Stock, $.01 par value.

B. COMMON STOCK.

         1. The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation.

         2. Subject to any preferential dividend rights of the Preferred Stock, dividends may be paid on the Common Stock as and when declared by the Board of Directors or any authorized committee thereof.

         3. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of the Preferred Stock having a prior and superior right to any assets of the Corporation of the full amount to which they are entitled, the net assets of the Corporation available for distribution to the holders of Common Stock shall be distributed pro rata to such holders in proportion to the number of shares of Common Stock held by each.

C. PREFERRED STOCK. The Board of Directors of the Corporation is hereby expressly vested with the power by resolution to designate one or more series of the Preferred Stock of the Corporation from time to time and by resolution to designate the powers, preferences and relative, participating, optional or other special rights of any such series, and the qualifications, limitations or restrictions thereof, to the extent not in conflict with the powers, designations, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions of any other series fixed by resolution of the Board of Directors and set forth in a certificate of designation filed with the Secretary of State of Delaware. The power of the Board of Directors as describe in this paragraph shall include the right to fix one or more of the following with respect to each series of Preferred Stock to the extent permitted by law:


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         1. the annual or other periodic dividend rate or amount of dividends to be paid on the shares of such series, the dividend payment dates, the date from which dividends on all shares of such series issued shall be cumulative, if applicable, and the extent of participation and other rights, if any;

         2. whether the shares of such series shall be redeemable and, if so, the redemption price or prices, if any, for such series and other terms and conditions on which such series may be retired and redeemed;

         3. the distinctive serial designation and maximum number of shares of such series issuable;

         4. the right to vote, if any, with holders of shares of any other class or series, either generally or as a condition to specified corporate action;

         5. the amount payable upon shares of such series and the preferences applicable thereto in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

         6. the rights, if any, of the holders of shares of such series to convert such shares into other classes of stock of the Corporation or into any other securities, or to exchange such shares for other securities, and, if so, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made and any other terms and conditions of any such conversion or exchange;

         7. the price or other consideration for which the shares of such series shall be issued;

         8. whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of Preferred Stock (or series thereof) and whether such shares may be reissued as shares of the same or any other class or series of stock; and

         9. such other powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as the Board of Directors may deem advisable and as are not prohibited by law.

     All shares of Preferred Stock shall be identical with each other in all respects except as provided herein or in the resolution or resolutions providing for the issue of a particular series. All shares of Preferred Stock of any one series shall be identical with each other in all respects except, if so determined by the Board of Directors, as to the dates from which dividends thereon shall be cumulative.

     Any action by the Board of Directors under this Section C of Article IV shall require the affirmative vote of a majority of the directors then in office.


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                                    ARTICLE V

                               STOCKHOLDER ACTION

     Except as may be provided in the resolutions of the Board of Directors designating any series of Preferred Stock solely with respect to action taken by the holders of that series, any action required or permitted to be taken by stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.


                                   ARTICLE VI

                                    DIRECTORS

A. GENERAL POWERS OF THE BOARD OF DIRECTORS. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. In furtherance, and not in limitation, of the powers conferred by the State of Delaware, the Board of Directors of the Corporation is expressly authorized to:

         1. adopt, amend, or repeal the By-laws of the Corporation; provided, however, that no By-laws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such new By-laws had not been adopted.

         2. determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements for, and manner of taking, Board action; and

         3. exercise all such powers and do all such acts as may be exercised or done by the Corporation, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation, and the By-laws of the Corporation.

B. NUMBER OF DIRECTORS. The number of directors constituting the Board of Directors shall be fixed by, or in the manner provided in, the By-laws.

C. CLASSIFIED BOARD OF DIRECTORS. Effective as of the filing of this Certificate, the directors shall be divided into three classes, with each class to be as nearly equal in number as possible, and shall be referred to Class I Directors, Class II Directors and Class III Directors, respectively. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1999; the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2000; and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2001. At each annual meeting of stockholders, the successor or successors of the class of directors whose term expires at that meeting shall


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be elected by a plurality of the votes of the shares present in person or represented by proxy at such meeting and entitled to vote on the election of directors, and shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible, the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of an incumbent director.

D. REMOVAL OF DIRECTORS. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors and to remove any director whom such holders have the right to elect, any director (including persons elected by directors to fill vacancies in the Board of Directors) may be removed from office (a) only for cause and (b) only by the affirmative vote of the holders of at least 75% of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

E. VACANCIES. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors and to fill vacancies in the Board of Directors relating thereto, any vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the resignation or removal of a director, may filled only by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and qualified or until such director's earlier resignation or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock, when the number of directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned, but in no case will a decrease in the number of directors shorten the term of an incumbent director. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until such vacancy is filled.

F. AMENDMENT OF BY-LAWS. Except as may be may be provided otherwise in the By-laws, the Board of Directors shall have the power to adopt, amend, or repeal any By-laws of the Corporation, subject to the right of the stockholders of the Corporation to amend or repeal the By-laws as provided therein.

G. CONSIDERATION OF CERTAIN FACTORS BY DIRECTORS. In determining what he or she reasonably believes to be in the best interests of the Corporation in the performance of his or her duties as a director, a director may consider, both in the consideration of tender and exchange offers, mergers, consolidations and sales


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of all or substantially all of the corporation's assets and otherwise, such factors as the Board of Directors determines to be relevant, including without limitation:

         1. the long-term and short-term interests of the Corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the Corporation;

         2. whether the proposed transaction might violate federal or state laws;

         3. if applicable, not only the consideration being offered in a proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also to the market price for such capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities or other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation's financial condition and future prospects; and

         4. the social, legal and economic effects of the proposed transaction upon the Corporation's employees, suppliers, customers, creditors and others having similar relationships with the Corporation, upon the communities in which the Corporation conducts business and upon the economy of the state, region and nation.


                                   ARTICLE VII

                      LIMITATION OF LIABILITY OF DIRECTORS

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     Any amendment or repeal of this Article VII by either (i) the stockholders of the Corporation or (ii) an amendment to the DGCL shall not adversely affect any right or protection existing at the time of such amendment or repeal with respect to any acts or omissions occurring before such amendment or repeal of a person who has served as a director prior to, or is then serving as a director at the time of, such amendment or repeal.


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                                  ARTICLE VIII

                          INDEMNIFICATION OF DIRECTORS

     The corporation shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it shall have the power to indemnify under that section from and against all of the expenses, liabilities or other matters referred to in or covered by that section and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


                                   ARTICLE IX

                    AMENDMENT OF CERTIFICATE OF INCORPORATION

     The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation.

     No amendment or repeal of this Certificate shall be made unless the same is first approved by the Board of Directors pursuant to a resolution adopted by the Board of Directors in accordance with Section 242 of the DGCL, and, except as otherwise provided by law, thereafter approved by the stockholders. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Certificate, then in addition to any other vote of the holders of voting stock that is required by this Certificate or by law, the affirmative vote of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote on such amendment or repeal, voting together as a single class, and the affirmative vote of at least a majority of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Certificate; provided, however, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required in any event to amend, adopt any provision inconsistent with, or repeal any of the provisions of Articles V through X of this Certificate.

         IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this 21st day of July, 1998.


                                    /s/ Jeffrey Stone
                                    ------------------------
                                    Jeffrey Stone
                                    President


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